UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

May 16, 2006
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

At the 2006 Annual Stockholders Meeting of Griffin Land & Nurseries, Inc. (“Griffin”) held today, Frederick M. Danziger, President and Chief Executive Officer of Griffin discussed the operations of Imperial Nurseries, Inc. (“Imperial”), Griffin’s landscape nursery business, and Griffin Land, Griffin’s real estate division.

In discussing Imperial’s operations, Mr. Danziger stated that thus far this spring, Imperial’s net sales are up approximately 30% over last year’s net sales. The spring weather in Imperial’s markets has been quite good this year, as compared to less favorable weather last year. Mr. Danziger stated that a substantial profit was not expected at Imperial this year as the focus was on increasing sales volume to reduce inventory levels. Mr. Danziger also stated that continuation of this sales trend for the balance of this year would result in reducing Imperial’s inventory levels to be substantially in line with sales expectations.

Mr. Danziger then discussed Griffin Land’s operations, which have continued on a favorable trend, particularly for its industrial properties. Mr. Danziger stated that Griffin Land expects that most of the current vacancies in its industrial buildings in the New England Tradeport (“Tradeport”) will be filled this year, although leases are not yet signed. Griffin Land has recently started construction on a new industrial building in Tradeport as all required permitting for the two additional buildings has been obtained. Griffin Land expects that all permitting required for the start of several other buildings aggregating 1.2 million square feet of new buildings (including the building just started) will be received in May or early June. These additional buildings will be built over the next few years based on demand. Mr. Danziger reported that Griffin Land is in discussions for the acquisition of a warehouse facility in the Hartford area, which is expected to be completed this year if it passes due diligence and a purchase agreement can be negotiated. Mr. Danziger stated that the previously announced sale to Walgreen Co. (“Walgreen”) of approximately 130 acres of undeveloped Tradeport land for cash proceeds of $13 million, before transaction expenses, is expected to close shortly, and there are other pending land sale transactions which Griffin Land expects to complete this year. Such other land sale transactions are not nearly of the same magnitude as the Walgreen transaction. Mr. Danziger also stated that discussions to obtain approvals for Meadowood, the proposed residential development in Simsbury, Connecticut, are continuing. If a satifactory result is achieved there, Griffin Land would not receive any cash flow until 2007, at the earliest.

Mr. Danziger then commented that Griffin’s general and administrative expenses are expected to be higher this year than last year due, in part, to preparation for compliance with Section 404 of the Sarbanes-Oxley Act and higher audit costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: May 16, 2006